   As filed with the Securities and Exchange Commission on October 13, 2000
                                            Registration Statement No. 333-34142
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                            ------------------------

                                 VASTERA, INC.

             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                  7373                                 54-1616513
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                Mr. Arjun Rishi
                     President and Chief Executive Officer
                                 Vastera, Inc.
                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   Copies to:

            Brian D. Henderson, Esq.                                 Keith F. Higgins, Esq.
             Michael C. Todd, Esq.                                  Jane D. Goldstein, Esq.
        Brobeck, Phleger & Harrison LLP                                   Ropes & Gray
       701 Pennsylvania Avenue, Suite 220                           One International Place
              Washington, DC 20004                                      Boston, MA 02110
                 (202) 220-6000                                          (617) 951-7000

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /x/ 333-34142

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       Proposed Maximum    Proposed Maximum
                   Title of Each Class of              Amount To        Offering Price         Aggregate           Amount of
                Securities to be Registered         Be Registered(1)      Per Share        Offering Price(1)  Registration Fee(1)
Common Stock, par value $.01 per share............     6,900,000            $14.00            $96,600,000          $25,502(2)

(1) Includes shares that the underwriters have the option to purchase from the Company to cover over-allotments, if any. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2) $23,681 previously paid. $1,821 paid herewith.

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


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-1, as amended, filed by Vastera, Inc. with the Securities and Exchange Commission (File No. 333-34142) pursuant to the Securities Act of 1933, as amended, and declared effective on September 27, 2000 is incorporated by reference into this Registration Statement.

                           EXPLANATORY NOTE

     This Registration Statement is filed only (i) to compute the registration fee associated with the 6,900,000 shares of Vastera common stock registered under the Registration Statement based on the initial offering price of $14.00 per share and (ii) to indicate that the registration fee was computed pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     All exhibits filed with or incorporated by reference in Registration Statement No. 333-34142 are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following, which are filed herewith:

NUMBER                DESCRIPTION
------                -----------
  5.1                 Opinion of Brobeck, Phleger & Harrison LLP.
 23.1                 Consent of Arthur Andersen LLP.
 23.2                 Consent of Brobeck, Phleger & Harrison LLP (included
                      in Exhibit 5.1).
 23.3                 Consent of PricewaterhouseCoopers LLP.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dulles, Virginia, on October 13, 2000.

                                                       VASTERA, INC.

                                                       By:               /s/ ARJUN RISHI
                                                            -----------------------------------------
                                                                           Arjun Rishi
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                Signature                                 Title                        Date
                ---------                                 -----                        ----
             /s/ ARJUN RISHI                President, Chief Executive Officer   October 13, 2000
    ---------------------------------         and Director (principal
               Arjun Rishi                    Executive Officer)

                    *                       Chief Financial Officer (Principal   October 13, 2000
    ---------------------------------         Financial and Accounting
            Philip J. Balsamo                 Officer)

                    *                       Chief Operating Officer and          October 13, 2000
    ---------------------------------         Director
              Mark J. Ferrer

                    *                       Director                             October 13, 2000
    ---------------------------------
           Richard A. Lefebvre

                    *                       Director                             October 13, 2000
    ---------------------------------
            Robert G. Barrett

                    *                       Director                             October 13, 2000
    ---------------------------------
            Richard H. Kimball

                    *                       Director                             October 13, 2000
    ---------------------------------
           James D. Robinson IV

                    *                       Director                             October 13, 2000
    ---------------------------------
            Timothy Davenport

                    *                       Director                             October 13, 2000
    ---------------------------------
          Nicolas C. Nierenberg

------------------------

*                       /s/ ARJUN RISHI
            --------------------------------------
                       ATTORNEY-IN-FACT

                                 Exhibit Index

NUMBER       DESCRIPTION
------       -----------
  5.1        Opinion of Brobeck, Phleger & Harrison LLP.
 23.1        Consent of Arthur Andersen LLP.
 23.2        Consent of Brobeck, Phleger & Harrison LLP
             (included in Exhibit 5.1).
 23.3        Consent of PricewaterhouseCoopers LLP.